Exhibit 99.1

FOR IMMEDIATE RELEASE

Kelly Hamor Media Contact Formula Tel: 619.234.0345 Hamor@formulapr.com	Paul Bowman Interim CFO and V.P., IR Cymer, Inc. Tel: 858.385.5312 PBowman@cymer.com

CYMER PROVIDES PRELIMINARY FOURTH-QUARTER 2008 AND FIRST QUARTER 2009 REVENUE ESTIMATES AND ANNOUNCES COST REDUCTION ACTIONS

SAN DIEGO, Calif., Jan.15, 2009 — Cymer, Inc. (Nasdaq: CYMI), the global leader of light sources used to pattern advanced semiconductor chips, today announced that the company estimates its fourth quarter 2008 revenue to be approximately $100 million.  At the time of its third quarter earnings release on October 28, 2008, the company had estimated that its fourth quarter revenue would be in the range of approximately $100 to $106 million.

Subsequently, business conditions in the lithography sector have further deteriorated as demand for new light sources has declined sharply and demand for installed base products is slowing.  To bring expenses in-line with currently anticipated demand, the company is taking actions to lower its global cost structure by $50 to $55 million annually.  These actions include:

•                  10 percent reduction in personnel or an approximate 100 headcount reduction.

•                  Temporary 10 percent reduction in employee base pay.

•                  Suspension of the company’s 401(k) matching program.

•                  Suspension of annual merit increases and bonus payments.

•                  Significant reduction in non-essential operating and capital expenditures.

“These actions achieve our targeted cost reduction while preserving our ability to invest in argon fluoride immersion and next generation extreme ultraviolet (EUV) light source technologies,” said Bob Akins, Cymer’s chief executive officer.  “We believe that with these actions, Cymer will be in a position to extend its market leadership and emerge fundamentally stronger when the economy recovers.”

Based on the limited visibility that exists, the company currently anticipates that its first quarter 2009 revenue could decrease 30 to 35 percent compared to revenue for the fourth quarter 2008.  The company expects to record restructuring related charges in its first quarter 2009 financial results of approximately $4.5 million in conjunction with the actions announced today.

The company will discuss fourth quarter and full year 2008 results and provide additional guidance for first quarter 2009 in its upcoming earnings announcement on February 11, 2009.  A news release will be distributed after close of market, and a public webcast will be available at 2:00pm PST on the Investor Relations website at www.cymer.com.  The company is currently observing a pre-earnings quiet period and will not make further comments about its fourth quarter results in the interim.

Forward Looking Statements

Statements in this press release that are not strictly historical in nature are forward-looking statements.  These statements include, but are not limited to statements regarding the company’s estimated revenue for the fourth quarter of 2008 and the first quarter of 2009, its cost reduction activities and related costs and savings, the company’s ability to invest in its technologies and the company’s prospects to extend its market leadership and to emerge stronger in the future.  These statements are predictions based on current

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information and expectations that involve a number of risks and uncertainties.  Actual events or results may differ materially from those projected in any of such statements due to various factors, including but not limited to: the company’s ability to achieve forecasted headcount reductions and savings; its ability to align its cost structure with forecasted business levels; the company’s ability to manage its expense levels and unanticipated expenses; the performance and conditions in the United States and world financial markets; the policies and actions of the United States and other governments; and general economic conditions.  For a discussion of these and other factors which may cause our actual events or results to differ from those projected, please refer to the company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q, as well as other subsequent filings with the Securities and Exchange Commission.  You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.  All forward-looking statements are qualified in their entirety by this cautionary statement, and the company undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this press release.

About Cymer

Cymer, Inc. is the market leader in developing light sources, used by nearly every major chipmaker around the world to manufacture advanced semiconductor chips. For more than two decades, Cymer has created light sources that are essential in creating the technology that impacts the way people work, communicate and play each day. Whether one has an iPod, computer, Blackberry or other electronic item, chances are Cymer’s light helped create the chip inside. In addition, Cymer is leading the industry in its transition to extreme ultra-violet lithography, the next viable technology needed to manufacture smaller, faster chips. In 2007, Cymer was named one of the “100 Fastest Growing Tech Companies” in the world by CNN Money/Business 2.0. The company was founded and is headquartered in San Diego, Calif. and supports its customers from two dozen offices around the globe. Cymer maintains a website at www.cymer.com to which Cymer regularly posts copies of its press releases as well as additional information about Cymer. Interested persons can subscribe on Cymer’s website to email alerts or RSS feeds that are sent automatically when it issues press releases, files its reports with the Securities and Exchange Commission or posts certain other information to the website.